Exhibit 99.1

California Pizza Kitchen to Present at the Banc of America Securities 2005 Consumer Conference

     LOS ANGELES--(BUSINESS WIRE)--March 8, 2005--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the Banc of America Securities 2005 Consumer Conference in New York, New York on Tuesday, March 15, 2005 at 9:40 a.m. EST.
     Interested parties can listen to an audio webcast of the Banc of America Securities Conference presentation by going to www.cpk.com. The replay of the presentation will be available by the end of the day and will be archived on the company's website for thirty days.
     California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $11.96. The chain operates, licenses or franchises 174 restaurants as of March 8, 2005, of which 144 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
     California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.


     CONTACT: California Pizza Kitchen, Inc.
              Sarah Grover (media)
              Sue Collyns (investors)
              310-342-5000